Exhibit 99.1

Itron Announces Third Quarter 2014 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 4, 2014--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter and nine months ended Sept. 30, 2014. Highlights include:

• Quarterly and nine month revenues of $496 million and $1.5 billion;

• Quarterly and nine month GAAP diluted earnings per share of 19 cents and 67 cents;

• Quarterly and nine month non-GAAP diluted earnings per share of 39 cents and $1.24;

• Quarterly and nine month adjusted EBITDA of $40 million and $121 million;

• Twelve-month backlog of $700 million and total backlog of $1.3 billion; and

• Quarterly bookings of $514 million.

“Our third quarter revenues and bookings were strong and we continue to grow our backlog with new smart grid projects around the world,” said Philip Mezey, Itron’s president and chief executive officer. “Additionally, we are executing well on a number of initiatives to drive growth and profit improvement, including plans to improve the profitability of the Electricity segment.”

“I am encouraged by the improved visibility for revenue growth that our increased backlog provides, and I am confident in our ability to execute on our operational plans,” continued Mr. Mezey. “As we move forward with these key steps to achieve our long-term profitability goals, we also plan to immediately increase the rate of our share repurchases and fully utilize the $50 million authorized by the board.”

Financial Results

Revenues were $496 million for the quarter and $1.5 billion for the first nine months of 2014 compared with $495 million and $1.4 billion for the same periods in 2013. Changes in foreign currency exchange rates unfavorably impacted revenues by approximately $3 million for the quarter and $6 million for the first nine months of 2014. Excluding the impact from foreign currency, revenues increased $4 million, or 1 percent for the quarter and $42 million, or 3 percent, for the nine month period compared with the same periods in 2013. The increases for the quarter and nine month period were driven by growth in the Water and Gas segments, which more than offset a decrease in the Electricity segment.

Gross margin for the quarter was 30.4 percent compared with the prior year period margin of 30.3 percent. For the first nine months of 2014, gross margin was 32.1 percent compared with 31.6 percent in the prior year period. The higher gross margin for the quarter was driven primarily by improved performance in the Water segment. The improved gross margin for the nine month period was driven by higher relative contribution from the Water and Gas segments, which have higher gross margins than the Electricity segment.

During the quarter, a net charge of $11.4 million was recorded in the Electricity segment for increased costs on an OpenWay project in North America, which impacted the company’s gross margin by 270 basis points. A similar charge was recorded on this project in the third quarter in 2013, impacting gross profit by $13.6 million, or 260 basis points of gross margin.

GAAP operating expenses were $134 million in the quarter and $415 million in the nine month period compared with $157 million and $436 million in the same periods of 2013. The decrease in operating expenses in both periods was driven by lower restructuring expenses and reduced headcount, partially offset by increased general and administrative costs related to professional fees and variable compensation.

GAAP operating income for the quarter was $16 million compared with a loss of $6 million in the same period last year. The increase was driven by lower restructuring expenses and reduced headcount, partially offset by increased general and administrative costs related to professional fees and variable compensation. GAAP net income and diluted EPS for the quarter were $7 million and 19 cents per share, compared with a net loss of $7 million and 19 cents per share in the same period in 2013. The increase in GAAP net income for the quarter was driven by higher operating income, partially offset by higher foreign exchange losses due to the devaluation of currencies in certain markets and a higher effective tax rate. Both the GAAP and non-GAAP estimated tax rates for full year 2014 have increased compared with 2013 due to the expiration of a research and development credit in the U.S. that has not yet been reinstated for the year, and a valuation allowance on certain deferred tax assets.

GAAP operating income for the first nine months of 2014 was $53 million compared with $14 million in the prior year period. The increase was driven by higher revenues and gross profit, as well as lower restructuring expenses partially offset by increased general and administrative costs related to professional fees and variable compensation. GAAP net income and diluted earnings per share for the nine month period were $26 million and 67 cents per share, compared with net income of $8 million and 19 cents per share in the same period last year. The increase in GAAP net income was driven by higher operating income, partially offset by higher net interest expense, higher foreign exchange losses due to the devaluation of currencies in certain markets and a higher effective tax rate.

Non-GAAP operating expenses for the quarter, which exclude amortization of intangibles, restructuring charges, acquisition related expenses and goodwill impairment, were $123 million compared with $117 million in the prior year period. For the first nine months of 2014, non-GAAP operating expenses were $383 million compared with $370 million in the prior year period. The increase in operating expenses in both periods was driven primarily by higher general and administrative costs associated with variable compensation and professional fees.

Non-GAAP operating income for the quarter was $28 million compared with $33 million in the same period last year. The decrease was driven by increased non-GAAP operating expenses. Non-GAAP net income and diluted earnings per share for the quarter were $15 million and 39 cents per share, compared with $25 million and 65 cents per share in the same period in 2013. The decrease in non-GAAP net income and earnings per share was attributable to decreased operating income, higher foreign exchange losses due to the devaluation of currencies in certain markets and a higher effective tax rate.

Non-GAAP operating income for the first nine months of 2014 was $86 million compared with $80 million in the same period in 2013. The increase in non-GAAP operating income was driven by higher revenue and gross profit. Non-GAAP net income and diluted earnings per share for the first nine months of 2014 were $49 million and $1.24 per share, compared with $61 million and $1.54 per share in the same period in 2013. Non-GAAP net income was impacted by higher net interest expense, higher foreign exchange losses due to the devaluation of currencies in certain markets and a higher effective tax rate in 2014.

Free cash flow for the quarter was $37 million compared with $31 million in the third quarter of 2013. Free cash flow in the quarter was positively impacted by improved earnings, working capital management and lower capital expenditures. During the first nine months of 2014, free cash flow was $84 million, an improvement of $63 million over 2013 due to higher profits, better relative working capital metrics and lower levels of capital expenditures.

Share Repurchase

The company plans to fully utilize the $50 million authorized by its board to repurchase shares during a 12-month period beginning March 7, 2014. The company has repurchased $15 million of Itron common stock through Nov. 3, 2014 and intends to fully utilize the remaining $35 million available through the expiration of the authorization.

During the third quarter, the company repurchased 203,700 shares of Itron common stock at an average price of $40.06 per share. As of Sept. 30, 2014, the company had repurchased 311,177 shares of Itron common stock at an average price of $39.77 per share since inception of the current authorization.

Restructuring

The company filed a Form 8-K today announcing plans to restructure the Electricity business segment and related general and administrative activities to improve operational efficiencies and reduce expenses. The company expects to substantially complete the plans by the end of 2016 and achieve annualized cost savings of approximately $40 million upon completion. The company estimates total pre-tax restructuring charges of $65 to $75 million and expects to record the majority of the charges in the fourth quarter of 2014. See the Form 8-K for further details on the restructuring project.

Earnings Conference Call

Itron will host a conference call to discuss the financial results contained in this release at 4:30 p.m. Eastern Standard Time (EST) on Nov. 4, 2014. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and are accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be available within 90 minutes of the conclusion of the live call and available for one year at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Nov. 9, 2014. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International), and enter passcode 8690717.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Forward Looking Statements

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2013 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$496,454	$495,491	$1,460,602	$1,425,202
Cost of revenues	345,692	345,407	992,264	975,407
Gross profit	150,762	150,084	468,338	449,795

Operating expenses
Sales and marketing	44,484	44,050	138,212	138,448
Product development	42,303	41,495	130,711	129,184
General and administrative	36,542	32,260	114,629	104,172
Amortization of business acquisition-related intangible assets	10,917	10,388	33,096	31,379
Restructuring expense	58	28,379	(2,211)	32,777
Goodwill impairment	-	-	977	-
Total operating expenses	134,304	156,572	415,414	435,960

Operating income (loss)	16,458	(6,488)	52,924	13,835
Other income (expense)
Interest income	163	146	313	1,401
Interest expense	(3,015)	(2,847)	(8,837)	(7,521)
Other income (expense), net	(1,569)	(158)	(5,442)	(2,717)
Total other income (expense)	(4,421)	(2,859)	(13,966)	(8,837)

Income (loss) before income taxes	12,037	(9,347)	38,958	4,998
Income tax benefit (provision)	(4,484)	2,589	(11,679)	3,936
Net income (loss)	7,553	(6,758)	27,279	8,934
Net income attributable to non-controlling interests	245	590	966	1,313
Net income (loss) attributable to Itron, Inc.	$7,308	$(7,348)	$26,313	$7,621

Earnings (loss) per common share - Basic	$0.19	$(0.19)	$0.67	$0.19
Earnings (loss) per common share - Diluted	$0.19	$(0.19)	$0.67	$0.19

Weighted average common shares outstanding - Basic	39,213	39,127	39,268	39,325
Weighted average common shares outstanding - Diluted	39,493	39,127	39,516	39,623

ITRON, INC.
SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Electricity	$203,441	$216,615	$567,414	$605,990
Gas	149,276	143,240	449,707	416,166
Water	143,737	135,636	443,481	403,046
Total Company	$496,454	$495,491	$1,460,602	$1,425,202

Gross profit
Electricity	$45,959	$47,637	$141,675	$155,094
Gas	53,492	55,303	168,609	156,073
Water	51,311	47,144	158,054	138,628
Total Company	$150,762	$150,084	$468,338	$449,795

Operating income (loss)
Electricity	$(11,196)	$(33,756)	$(35,412)	$(56,923)
Gas	23,836	24,472	73,889	62,883
Water	19,157	17,225	60,319	45,189
Corporate unallocated	(15,339)	(14,429)	(45,872)	(37,314)
Total Company	$16,458	$(6,488)	$52,924	$13,835

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013(1)	2014	2013(1)
Meters
Standard	4,800	4,530	14,130	13,700
Advanced and Smart	1,400	1,210	4,280	4,180
Total meters	6,200	5,740	18,410	17,880

Stand-alone communication modules
Advanced and Smart	1,480	1,470	4,410	4,160

(1)	Unit shipments include 1.16 million meters (1.05 million Standard and 110,000 Advanced and smart) and 50,000 stand-alone communication modules that should have been included in these periods in our previously filed Form 10-Q for the quarterly period ended September 30, 2013, filed on November 5, 2013.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$122,475	$124,805
Accounts receivable, net	342,480	356,709
Inventories	190,689	177,467
Deferred tax assets current, net	34,581	37,110
Other current assets	104,847	103,275
Total current assets	795,072	799,366

Property, plant, and equipment, net	222,354	246,820
Deferred tax assets noncurrent, net	67,826	58,880
Other long-term assets	31,604	33,027
Intangible assets, net	155,432	195,840
Goodwill	515,641	548,578
Total assets	$1,787,929	$1,882,511

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$203,175	$199,769
Other current liabilities	62,039	70,768
Wages and benefits payable	91,871	89,314
Taxes payable	18,491	10,700
Current portion of debt	30,000	26,250
Current portion of warranty	22,283	21,048
Unearned revenue	47,316	37,163
Total current liabilities	475,175	455,012

Long-term debt	280,000	352,500
Long-term warranty	18,071	24,098
Pension plan benefit liability	82,529	88,687
Deferred tax liabilities noncurrent, net	7,220	7,326
Other long-term obligations	87,927	81,917
Total liabilities	950,922	1,009,540

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,287,959	1,290,629
Accumulated other comprehensive loss, net	(81,725)	(21,722)
Accumulated deficit	(387,358)	(413,671)
Total Itron, Inc. shareholders' equity	818,876	855,236
Non-controlling interests	18,131	17,735
Total equity	837,007	872,971
Total liabilities and equity	$1,787,929	$1,882,511

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2014	2013
Operating activities
Net income	$27,279	$8,934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,233	73,749
Stock-based compensation	12,703	14,276
Amortization of prepaid debt fees	1,212	1,244
Deferred taxes, net	(9,787)	(17,490)
Goodwill impairment	977	-
Restructuring expense, non-cash	-	27
Other adjustments, net	120	(462)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(1,576)	21,925
Inventories	(23,986)	(27,833)
Other current assets	(5,298)	(9,447)
Other long-term assets	(1,396)	4,719
Accounts payable, other current liabilities, and taxes payable	19,669	11,652
Wages and benefits payable	6,717	(7,844)
Unearned revenue	11,800	3,418
Warranty	(3,544)	(6,937)
Other operating, net	6,415	(4,054)
Net cash provided by operating activities	116,538	65,877

Investing activities
Acquisitions of property, plant, and equipment	(32,060)	(44,548)
Business acquisitions, net of cash equivalents acquired	-	(860)
Other investing, net	(193)	3,705
Net cash used in investing activities	(32,253)	(41,703)

Financing activities
Proceeds from borrowings	-	35,000
Payments on debt	(68,750)	(53,125)
Issuance of common stock	2,324	3,842
Repurchase of common stock	(15,324)	(23,566)
Other financing, net	2,395	1,765
Net cash used in financing activities	(79,355)	(36,084)

Effect of foreign exchange rate changes on cash and cash equivalents	(7,260)	(2,454)
Increase (decrease) in cash and cash equivalents	(2,330)	(14,364)
Cash and cash equivalents at beginning of period	124,805	136,411
Cash and cash equivalents at end of period	$122,475	$122,047

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles acquired through a business acquisition and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions, goodwill impairment and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of business acquisition related intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$7,308	$(7,348)	$26,313	$7,621
Amortization of intangible assets	10,917	10,388	33,096	31,379
Amortization of debt placement fees	379	391	1,137	1,169
Restructuring expense	58	28,379	(2,211)	32,777
Acquisition related expenses	217	582	795	1,811
Goodwill impairment	-	-	977	-
Income tax effect of non-GAAP adjustments	(3,470)	(6,934)	(11,048)	(13,906)
Non-GAAP net income	$15,409	$25,458	$49,059	$60,851

Non-GAAP diluted EPS	$0.39	$0.65	$1.24	$1.54

Weighted average common shares outstanding - Diluted	39,493	39,425	39,516	39,623

ADJUSTED EBITDA
GAAP net income	$7,308	$(7,348)	$26,313	$7,621
Interest income	(163)	(146)	(313)	(1,401)
Interest expense	3,015	2,847	8,837	7,521
Income tax (benefit) provision	4,484	(2,589)	11,679	(3,936)
Depreciation and amortization	24,608	24,718	75,214	73,749
Restructuring expense	58	28,379	(2,211)	32,777
Acquisition related expenses	217	582	795	1,811
Goodwill impairment	-	-	977	-
Adjusted EBITDA	$39,527	$46,443	$121,291	$118,142

FREE CASH FLOW
Net cash provided by operating activities	$49,347	$46,903	$116,538	$65,877
Acquisitions of property, plant, and equipment	(12,657)	(15,653)	(32,060)	(44,548)
Free Cash Flow	$36,690	$31,250	$84,478	$21,329

NON-GAAP OPERATING INCOME
GAAP operating income	$16,458	$(6,488)	$52,924	$13,835
Amortization of intangible assets	10,917	10,388	33,096	31,379
Restructuring expense	58	28,379	(2,211)	32,777
Acquisition related expenses	217	582	795	1,811
Goodwill impairment	-	-	977	-
Non-GAAP operating income	$27,650	$32,861	$85,581	$79,802

NON-GAAP OPERATING EXPENSE
GAAP operating expense	$134,304	$156,572	$415,414	$435,960
Amortization of intangible assets	(10,917)	(10,388)	(33,096)	(31,379)
Restructuring expense	(58)	(28,379)	2,211	(32,777)
Acquisition related expenses	(217)	(582)	(795)	(1,811)
Goodwill impairment	-	-	(977)	-
Non-GAAP operating expense	$123,112	$117,223	$382,757	$369,993

SEGMENT RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$(11,196)	$(33,756)	$(35,412)	$(56,923)
Amortization of intangible assets	6,129	4,674	18,473	14,071
Restructuring expense	(89)	21,859	(8,544)	23,370
Acquisition related expenses	217	582	748	1,808
Goodwill impairment	-	-	977	-
Electricity - Non-GAAP operating income	$(4,939)	$(6,641)	$(23,758)	$(17,674)

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$23,836	$24,472	$73,889	$62,883
Amortization of intangible assets	2,612	3,028	7,982	9,149
Restructuring expense	(476)	1,966	(262)	1,068
Gas - Non-GAAP operating income	$25,972	$29,466	$81,609	$73,100

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$19,157	$17,225	$60,319	$45,189
Amortization of intangible assets	2,176	2,686	6,641	8,159
Restructuring expense	163	2,337	1,173	3,456
Water - Non-GAAP operating income	$21,496	$22,248	$68,133	$56,804

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating income	$(15,339)	$(14,429)	$(45,872)	$(37,314)
Restructuring expense	460	2,217	5,422	4,883
Acquisition related expenses	-	-	47	3
Corporate unallocated - Non-GAAP operating income	$(14,879)	$(12,212)	$(40,403)	$(32,428)

CONTACT:
Itron, Inc.
Barbara Doyle
Vice President, Investor Relations
509-891-3443
or
Marni Pilcher
Director, Investor Relations
509-891-3847